EXHIBIT 10.20

				EMPLOYMENT AGREEMENT

	THIS EMPLOYMENT AGREEMENT ("AGREEMENT"), is made and entered into as of April 26, 1999 ("Effective Date") by and between MIKOHN GAMING CORPORATION, a Nevada corporation ("MIKOHN"), and MIKE DREITZER ("Employee").

				W I T N E S S E T H:

	WHEREAS, MIKOHN and Employee deem it to be in their respective best interests to enter into an agreement providing for MIKOHN's employment of Employee pursuant to the terms herein stated.

	NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

	1.	Term.  MIKOHN hereby employs and Employee hereby accepts
employment with MIKOHN for a period of two (2) years beginning on the date hereof ("Initial Term"). Unless MIKOHN or Employee gives written notice that this Agreement shall be allowed to expire and the employment relationship thereby terminated at least thirty (30) days prior to the expiration of the Initial Term, this Agreement shall continue in effect from month to month after the expiration of the Initial Term and shall be terminable by either party upon thirty (30) days' written notice. (The Initial Term and the period during which this Agreement may remain in effect thereafter are collectively referred to herein as the "Term".)

	2.	Duties of Employee.  Employee's position with MIKOHN will be
Associate General Counsel and Executive Director of Compliance. Employee shall do and perform all services, acts, or things reasonably necessary or advisable to accomplish the objectives and complete the tasks assigned to Employee by senior management of MIKOHN. With Employee's consent, MIKOHN may assign Employee to another position commensurate with Employee's training and experience so long as the compensation paid to Employee is equal to or greater than the compensation provided in this Agreement.

	3.	Devotion of Time to MIKOHN's Business.  Employee shall be a
full-time employee of MIKOHN and shall devote such substantial and sufficient amounts of his productive time, ability, and attention to the business of MIKOHN during the Term of this Agreement as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to Employee. Prior written consent of MIKOHN shall be required before Employee shall undertake to perform any outside services of a business, commercial, or professional nature, whether for compensation or otherwise. Written consent shall not be required as to Employee's reasonable participation in educational and professional activities related to the maintenance of Employee's qualifications and stature in his profession.

	4.	Uniqueness of Services.  Employee hereby acknowledges that
the services to be performed by him under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of Employee under this Agreement are non-assignable.

	5.	Compensation of Employee.

		a.	Base Annual Salary.  Subject to other specific
provisions in this Agreement, as compensation for services hereunder, Employee shall receive a Base Annual Salary at the rate of not less than $80,000 per annum.

		b.	Annual Review.  MIKOHN agrees to review the salary of
Employee annually during the term of this Agreement. MIKOHN, in its sole discretion, may increase Employee's salary dependent upon various factors which include without limitation Employee's performance, the compensation paid to similarly situated employees of businesses similar in type and size to MIKOHN, the financial condition of MIKOHN, and the economic and market conditions to which MIKOHN is or may be subject.

		c.	Cash Bonus.  During the term of this Agreement,
Employee may be paid a cash bonus or bonuses in addition to his salary. The decision to award a cash bonus or bonuses and the amount thereof shall be within the sole and absolute discretion of MIKOHN and shall be based on various factors which include without limitation Employee's performance, the compensation paid to similarly situated employees of businesses similar in type and size to MIKOHN, the financial condition of MIKOHN, and the economic and market conditions to which MIKOHN is or may be subject.

		d.	Stock Options.  MIKOHN grant's to Employee options to
purchase shares of MIKOHN Common Stock (the "Option") under MIKOHN's Stock Option Plan ("Plan"). The Option shall be in the form of MIKOHN's standard Stock Option Agreement and subject to the terms and conditions thereof and of the Plan, and shall additionally provide as follows:

			(1) The number of shares subject to the Option shall be 10,000.

			(2) The purchase price per share shall be the $3.00, which was the closing price of MIKOHN common stock on on April 1, 1999, the date Employee accepted the offer of employment.

			(3)  The Option shall be designated as an Incentive
Option.

			(4) On each of the next five (5) anniversary dates of the Effective Date, one-fifth (1/5) of the Option Shares shall become eligible for purchase by Employee.

			(5) The Option shall terminate on (i) the expiration date specified in the Stock Option Agreement or (ii) such earlier date as termination may occur according to the terms and conditions of the Plan and/or the Stock Option Agreement. Upon termination for any reason, Employee and/or his successors and assigns shall have only such rights as are specified in the Plan and the Stock Option Agreement, and shall not be entitled to any compensation in any form for the loss of any other right.

		e.	Automobile.  MIKOHN shall provide Employee an
automobile allowance in the amount of $500 per month.

		f.	Vacation.  During the first year of this Agreement,
Employee shall be elligible for two (2) weeks paid vacation. Upon the Effective Date of this Agreement, Employee shalll be elligible for one (1) week of vacation.

		g.	Employee Benefits.  Employee shall receive such
benefits, fringe benefits and entitlements as is usual and customary for MIKOHN to provide an employee of like status and position and are consistent with MIKOHN's established policies on employment, which may be revised from time to time in the sole discretion of MIKOHN. MIKOHN will waive the 90 day waiting period for Employee to become elligible to participate in MIKOHN's medical and dental plan.

		h.	Business Expenses.  MIKOHN will reimburse Employee for
reasonable business expenses incurred in performing Employee's duties and promoting the business of MIKOHN.

	6.	Termination of Employment.

		a.	During the Initial Term of this Agreement, MIKOHN may
terminate this Agreement at any time without stated cause upon the payment to Employee of a sum equal to $40,000.

		b.	MIKOHN shall have the right to terminate the Employee's
employment at any time for cause by giving the Employee written notice of the Effective Date of Termination. For the purposes of this Agreement, "cause" shall mean:

			(1)	Fraud, misappropriation, embezzlement or any
other action of material misconduct against MIKOHN or any of its affiliates or subsidiaries;

			(2)	Substantial failure to render services in
accordance with the provisions of this Agreement, provided that:

				(a)	a written demand for performance has been
delivered to the Employee by the Company at least ten (10) days prior to termination identifying the manner in which MIKOHN believes that the Employee has failed to perform; and

				(b)	the Employee has thereafter failed to
remedy such failure to perform;

			(3)	material violation of any law, rule or
regulation or any governmental or regulatory body material to the business of MIKOHN;

			(4)	conviction or a guilty plea or nolo contendere
plea to a felony;

			(5)	the loss, revocation or suspension of any
license or certification of the Employee necessary for the Employee to discharge the Employee's duties on behalf of MIKOHN;

			(6)	acts or omissions by the Employee which
jeopardize any governmental registration, license, permit or other governmental permission material to the business of MIKOHN in any jurisdiction in which MIKOHN does business or seeks to do business;

			(7)	repeated and persistent failure to abide by the
policies established by MIKOHN after written warning from the Company;

			(8)	any acts of violence or threats of violence made
by the Employee against MIKOHN or anyone associated with MIKOHN's business;

			(9)	the solicitation or acceptance of payment or
gratuity from any existing or potential customer or supplier of MIKOHN without the prior written consent of the President of MIKOHN;

			(10)	failure to disclose any fact material to
MIKOHN's decision to enter into this Agreement including, without limitation, failure to disclose any criminal or civil fraud charges brought against Employee at any time or failure to disclose a prior business or personal bankruptcy action involving Employee;

			(11)	drug dependency or habitual insobriety; or

			(12)	gross incompetence.

		c.	In the event of termination for cause, the Employee
shall be paid the Employee's salary through the Effective Date of Termination. After the Effective Date of Termination, the Employee shall not be entitled to accrue or vest in any further salary, severance pay, benefits, fringe benefits or entitlements except as may be required by statute or regulation of any agency or competent jurisdiction.

		d.	This Agreement shall terminate automatically in the
event that: (i) Employee fails or is unable to perform Employee's duties due to injury, illness or other incapacity for ninety (90) days in any twelve (12) month period (except that Employee may be entitled to disability payments pursuant to MIKOHN's disability plan, if any); or (ii) Death of Employee.

		e.	In the event of termination of Employee's employment
for any reason, Employee shall be required to seek other employment in order to mitigate any damages resulting from the breach of this Agreement, including, but not limited to any right to salary, bonuses or any other prerequisite of employment provided to Employee by MIKOHN.

	7.	Covenant of Confidentiality.  All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets, customer lists, and other information which comes into Employee's possession from time to time during Employee's employment by MIKOHN, and/or any of MIKOHN's subsidiaries or affiliates, shall be deemed to be confidential and proprietary to MIKOHN and shall remain the sole and exclusive property of MIKOHN. Employee acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to MIKOHN's business competitors. On the effective date of the termination of the employment relationship or at such other date specified by MIKOHN, Employee agrees that he will return to MIKOHN all such confidential and proprietary items (including, but not limited to, company badge and keys) in his control or possession, and all copies thereof, and that he will not remove any such items from the offices of MIKOHN. It is the intention of the parties that the broadest possible protection be given to MIKOHN's trade secrets and proprietary information and nothing in this Section 7 shall in any way be construed to narrow or limit the protection and remedies afforded by the Uniform Trade Secrets Act.

  	8.	Covenant of Non-Disclosure.  Without the prior written
approval of MIKOHN, Employee shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in Section 7 nor reveal the same to any third party whomsoever, except as required by law.

	9.	Covenant of Non-Solicitation.

		a.	Employees.  During the Term of this Agreement and for a
period of two (2) years following the effective date of termination of the employment relationship, Employee, either on Employee's own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of MIKOHN, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with MIKOHN.

		b.	Customers.  During the Term of this Agreement and for a
period the longer of (i) one (1) year following the effective date of termination of the employment relationship or (ii) the time the Covenant Against Competition (defined below) remains in effect, Employee, either on Employee's own account or for any person, firm, company or other entity, shall not solicit or induce, or attempt to induce, any customer of MIKOHN to purchase any products or services which compete with any products or services offered by MIKOHN at the time of the termination of the employment relationship.

	10.	Covenant of Cooperation.  Employee agrees to cooperate with
MIKOHN in any litigation or administrative proceedings involving any matters with which Employee was involved during his employment by MIKOHN. MIKOHN shall reimburse Employee for reasonable expenses incurred in providing such assistance.

	11.	Covenant Against Competition.

		a.	Scope and Term.  During the Term of this Agreement and
for an additional period ending ninety (90) days following the effective date of the termination or expiration of the employment relationship, Employee shall not directly or indirectly engage in or become a partner, officer, principal, employee, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of MIKOHN and/or any of MIKOHN's subsidiaries or affiliates in any geographic area in which MIKOHN conducts business at the time of the termination or expiration of the employment relationship. Notwithstanding the foregoing, nothing contained herein shall prevent Employee from engaging in a business or accepting employment with a business which does not sell to the gaming industry.

		b.	Option to Extend Term.  After the expiration of the
ninety (90) day term specified in subsection (a) above, in consideration of the Supplemental Payments provided in subsection (c) below, MIKOHN shall have the option of extending the term of this Covenant for an additional period ending the earlier of (i) two (2) years following the effective date of the termination or expiration of the employment relationship, or (ii) the date MIKOHN discontinues the supplemental payments specified in subsection (c) below. To exercise this option, MIKOHN shall provide written notice to Employee on or before fifteen (15) days prior to the expiration of the ninety
(90) day term specified in subsection (a) above.

		c.	Supplemental Payments.  After the expiration of the
ninety (90) day term specified in subsection (a) above, and so long as MIKOHN desires this Covenant Against Competition to remain in full force (not to exceed a period of two (2) years from the effective date of termination), MIKOHN shall pay to Employee:

			(1)	Upon termination without cause pursuant to
Section 6(a) above or upon expiration of this Agreement pursuant to Section 1 above, a sum each month equal to twenty percent (20%) of Employee's Base Monthly Salary; or

			(2)	Upon termination by Employee or for just cause
pursuant to Section 6(b) above, a sum each month equal to ten percent (10%) of Employee's Base Monthly Salary.

		d.	Base Monthly Salary Defined.  For purposes of this
Agreement, "Base Monthly Salary" means one-twelfth (1/12) of Employee's Base Annual Salary specified in Section 5(a) above. If there is no Base Annual Salary specified in Section 5(a) or at the time of termination or expiration of this Agreement Employee was not entitled to receive a Base Annual Salary, "Base Monthly Salary" means the average monthly compensation paid to Employee by MIKOHN during the time of his/her employment by MIKOHN.

		e.	Acknowledgement.  Both parties acknowledge that this
Covenant only restricts employee's re-employment in the gaming industry and does not affect Employee's employment opportunities in the non-gaming industry.
 Both parties further acknowledge that the employment opportunities in the gaming industry represent only a small fraction of employment opportunities in the non-gaming industry. Employee acknowledges that the scope and term of this Covenant Against Competition are reasonable under the circumstances and the consideration provided by this Agreement is sufficient remuneration for the limited restriction this Covenant imposes on Employee's future employment opportunities.

	12.	Rights to Inventions.

		a.	Inventions Defined.  "Inventions" means discoveries,
concepts, and ideas, whether patentable or not, relating to any present or prospective activities of MIKOHN, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

		b.	Application.  This Section 12 shall apply to all
Inventions made or conceived by Employee, whether or not during the hours of his employment or with the use of MIKOHN facilities, materials, or personnel, either solely or jointly with others, during the Term of his employment by MIKOHN and for a period of one (1) year after any termination of such employment.

		c.	Assignment.  Employee hereby assigns and agrees to
assign to MIKOHN all of his rights to Inventions and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

		d.	Reports.  Employee shall inform MIKOHN promptly and
fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed and the results achieved ("Notice of Invention"). A report shall also be submitted by Employee upon completion of any study or research project undertaken on MIKOHN's behalf, whether or not in the Employee's opinion a given study or project has resulted in an Invention.

		e.	Patents.  At MIKOHN's request and expense, Employee
shall execute such documents and provide such assistance as may be deemed necessary by MIKOHN to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

	13.	Remedies.  Notwithstanding any other provision in this
Agreement to the contrary, Employee acknowledges and agrees that if Employee commits a material breach of the Covenant of Confidentiality (Section 7), Covenant of Non-Disclosure (Section 8), Covenant of Non-Solicitation (Section
9), Covenant of Cooperation (Section 10), Covenant Against Competition (Section
11), or Rights to Inventions (Section 12), MIKOHN shall have the right to have the obligations of Employee specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to MIKOHN and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. Employee further acknowledges and agrees that the obligations contained in Sections 7 through 12, of this Agreement are fair, do not unreasonably restrict Employee's future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

	14.	Survivability.  Sections 7 through 13, of this Agreement
shall survive termination of the employment relationship and this Agreement.

	15.	General Provisions.

		a.	Arbitration.  Any controversy involving the
construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation claims for breach of contract, violation of public policy, breach of implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association at Las Vegas, Nevada. The cost of arbitration shall be borne by the losing party. In consideration of each party's agreement to submit to arbitration any and all disputes that arise under this Agreement, each party agrees that the arbitration provisions of this Agreement shall constitute his/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this Agreement. Notwithstanding the foregoing, any party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect itself from actual or threatened irreparable injury resulting from an alleged breach of this Agreement pending a final decision in arbitration.

		b.	Authorization.  MIKOHN and Employee each represent and
warrant to the other that he/she/it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

		c.	Entire Agreement.  Employee understands and
acknowledges that this document constitutes the entire agreement between Employee and MIKOHN with regard to Employee's employment by MIKOHN and Employee's post-employment activities concerning MIKOHN. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

		d.	Severability.  If any term, provision, covenant, or
condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

		e.	Governing Law.  Except to the extent that federal law
may preempt Nevada law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

		f.	Taxes.  All compensation payable hereunder is gross and
shall be subject to such withholding taxes and other taxes as may be provided by law. Employee shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by MIKOHN.

		g.	Assignment.  This Agreement shall be binding upon and
inure to the benefit of the successors and assigns of MIKOHN. Employee may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

		h.	Waiver.  Either party's failure to enforce any
provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

		i.	Captions.  Titles and headings to sections in this
Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

		j.	Breach - Right to Cure.  A party shall be deemed in
breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

	16.	Acknowledgement.  Employee acknowledges that he has been
given a reasonable period of time to study this Agreement before signing it. Employee certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Employee further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that Employee's execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises, or representations by MIKOHN other than the terms and conditions of this Agreement.

	17.	Effective Only Upon Execution by Authorized Officer of
MIKOHN. This Agreement shall have no force or effect and shall be unenforceable in its entirety until (i) it is approved by the Compensation Committee and Board of Directors of MIKOHN and (ii) it is executed by a duly authorized officer of MIKOHN and such executed Agreement is delivered to Employee.

	18.	Agreement Subject to Satisfactory Background Investigation.
Employee understands and acknowledges that his employment is subject to the satisfactory conclusion of a background investigation. Any other provision in this Agreement to the contrary notwithstanding, MIKOHN may terminate this Agreement without further obligation or liability to Employee if a background investigation of Employee reveals information which, in the reasonable judgment of MIKOHN, (i) would materially interfere with, impede or impair the efficient and effective performance of Employee's duties under this Agreement or (ii) could subject MIKOHN to significant disciplinary action or cause MIKOHN to lose or become unable to obtain or reinstate any federal, state and/or foreign registration, license or approval material to MIKOHN's business or the business of any MIKOHN subsidiary.

	IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.


EMPLOYEE					MIKOHN GAMING CORPORATION


_________________________			By: ________________________
MIKE DREITZER
						Its:________________________